Exhibit (p)(2)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned trustee of PayPal Funds (the “Trust”) hereby appoint each of David Hearth and John T. Story with full power of substitution, his true and lawful attorney to execute in his name, place and stead and on his behalf a Registration Statement on Form N-1A for the registration, pursuant to the Securities Act of 1933 and the Investment Company Act of 1940, of said Trust’s shares of beneficial interest, and any and all amendments to said Registration Statement, including pre-effective or post-effective amendments, and to file the same with exhibits thereto and other documents in connection therewith, with the Security and Exchange Commission, whereby ratifying and conformation all that said attorneys-in-fact, or their substitute of substitutes, may do or cause to be done by virtue hereof.

/s/ John P. McGonigle
John P. McGonigle, Trustee

Date: September 18, 2008